As filed with the Securities and Exchange Commission on September 8, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Delaware	75-3056237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CYTODYN INC. 2004 STOCK INCENTIVE PLAN

CYTODYN INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael D. Mulholland

Chief Financial Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Telephone: (360) 980-8524

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (5)
Common Stock, par value $0.001 per share
—Options outstanding under CytoDyn Inc. 2004 Stock Incentive Plan	2,581,088	$1.81	(3)	$4,671,769.28	$542.86
—Options outstanding under CytoDyn Inc. 2012 Equity Incentive Plan	3,245,070	0.83	(3)	2,693,408.10	312.98
—Awards to be issued under CytoDyn Inc. 2012 Equity Incentive Plan	1,754,930	0.75	(4)	1,316,197.50	152.95

	7,581,088			$8,681,374.88	1,008.79
Amount of previous registration fee					(425.74	)(5)

Registration fee					$583.05	(5)

(1)	The securities being registered under this registration statement on Form S-8 (this “Registration Statement”) represent shares of common stock, par value $0.001 per share, of CytoDyn Inc., a Delaware corporation, issuable pursuant to awards under the CytoDyn Inc. 2004 Stock Incentive Plan (the “2004 Incentive Plan”) and the CytoDyn Inc. 2012 Equity Incentive Plan, as amended (the “2012 Incentive Plan” and, together with the 2004 Incentive Plan, the “Incentive Plans”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such indeterminable number of additional shares of Common Stock as may be issuable under the Incentive Plans to reflect adjustments resulting from stock splits, stock dividends, recapitalizations, anti-dilution provisions and similar transactions.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act and based upon the weighted-average exercise price of such options (rounded up to the nearest whole cent).
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of shares of CytoDyn Common Stock reported on the OTC Bulletin Board on September 1, 2015.
(5)	Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee is being offset by $425.74, which represents the amount previously paid by CytoDyn Inc., a Colorado corporation (the “Predecessor Registrant”), with respect to 3,000,000 shares of common stock issuable pursuant to awards under the 2012 Incentive Plan that remain unsold under a Registration Statement on Form S-8 (Registration No. 333-186920), filed on February 27, 2013 (the “Predecessor Registration Statement”). As described herein, effective August 27, 2015, the registrant succeeded to the Predecessor Registrant as a result of its reincorporation from Colorado into Delaware and, on even date herewith, has filed a post-effective amendment to the Predecessor Registration Statement to remove from registration all securities remaining unsold thereunder.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) covers an aggregate of 7,581,088 shares of common stock, par value $0.001 per share (“Common Stock”), of CytoDyn Inc., a Delaware corporation (“CytoDyn”), consisting of the following: (i) 2,581,088 shares of Common Stock issuable pursuant to awards under the CytoDyn Inc. 2004 Stock Incentive Plan (the “2004 Incentive Plan”); plus (ii) an aggregate of 5,000,000 shares of Common Stock issuable pursuant to awards under the CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Incentive Plan” and, together with the 2004 Incentive Plan, the “Incentive Plans”), including (a) 3,000,000 shares of Common Stock issuable pursuant to original awards, corresponding to shares remaining unsold, as of August 27, 2015, under the Form S-8 (Registration No. 333-186920) (the “Predecessor Registration Statement”) of CytoDyn Inc., a Colorado corporation (the “Predecessor Registrant”), filed on February 27, 2013, and (b) 2,000,000 shares of Common Stock issuable pursuant to additional awards authorized by shareholder action on February 27, 2015.

As previously reported in CytoDyn’s Form 8-K filed September 1, 2015, effective August 27, 2015, the Predecessor Registrant reincorporated into Delaware pursuant to a transaction in which the Predecessor Registrant was merged with and into CytoDyn, with CytoDyn surviving. By the terms of such transaction, CytoDyn succeeded to all of the rights and obligations of the Predecessor Registrant under the 2004 Incentive Plan and the 2012 Incentive Plan. On even date herewith, a post-effective amendment to the Predecessor Registration Statement has been filed to remove from registration all securities remaining unsold under the Predecessor Registration Statement as of August 27, 2015.

Throughout this Registration Statement, the words “CytoDyn,” the “Company,” “we,” “us,” and “our” refer to CytoDyn Inc. and its subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Incentive Plans as specified by Rule 428(b)(i) under the Securities Act. Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Registration Statement:

•	the Annual Report on Form 10-K for the fiscal year ended May 31, 2015, filed by us with the Commission on July 10, 2015;

•	the definitive proxy statement on Schedule 14A, dated July 22, 2015, filed by us with the Commission on July 17, 2015, in connection with our 2015 annual meeting of shareholders (the “2015 Proxy Statement”)

•	the Current Reports on Form 8-K filed by us with the Commission on August 4, 2015 (as amended on August 19, 2015), August 3, 2015, July 23, 2015 and June 25, 2015 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

•	the Current Report on Form 8-K12G3 filed by us with the Commission on September 1, 2015, including the updated description of our common stock, par value $0.001 per share, filed as Exhibit 99.1 thereto.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

The registrant’s certificate of incorporation and by-laws contains provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The registrant has entered agreements to indemnify its directors and officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify the registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the registrant’s right, on account of any services undertaken by such person on behalf of the registrant or that person’s status as a member of the registrant’s board or directors.

The registrant also maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, (1) that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on September 8, 2015.

CytoDyn Inc.

By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer, Treasurer and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nader Z. Pourhassan and Michael D. Mulholland, or any of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 8, 2015.

Principal Executive Officer and Director:

/s/ Nader Z. Pourhassan, Ph.D.
Nader Z. Pourhassan, Ph.D. President and Chief Executive Officer, Director

Principal Financial and Accounting Officer:

/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer, Treasurer and Corporate Secretary

Directors:

/s/ Anthony D. Caracciolo
Anthony D. Caracciolo

/s/ Denis R. Burger, Ph.D.
Denis R. Burger, Ph.D.

/s/ Carl C. Dockery
Carl C. Dockery

/s/ Gregory A. Gould
Gregory A. Gould

/s/ A. Bruce Montgomery, M.D.
A. Bruce Montgomery, M.D.

/s/ Jordan G. Naydenov
Jordan G. Naydenov

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K12G3 filed September 1, 20015).

4.2	By-laws (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K12G3 filed September 1, 2015).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K12G3 filed September 1, 2015).

5.1*	Opinion of Lowenstein Sandler LLP.

23.1*	Consent of Warren Averett, LLC.

23.2*	Consent of Lowenstein Sandler LLP (included in its opinion which appears as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

99.1	CytoDyn Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to Annual Report on Form 10-K filed August 5, 2011).

99.2	CytoDyn Inc. 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 18, 2012).

*	Filed herewith.